Exhibit 10.36

Director Compensation Policy effective May 13, 2005.

Directors who are not officers or employees of our company are compensated for their services at the rate of $3,000 per regular meeting attended in person, $1,500 per regular meeting attended by phone and $2,000 per committee meeting attended, whether in person or by phone. In addition, each director who is not an officer or employee of the company receives an annual retainer of $30,000, the chairs of our Audit Committee and Compensation Committee each receive a $5,000 annual retainer, the chair of our Corporate Governance and Nominating Committee receives a $3,000 annual retainer, and the Lead Director receives a $5,000 annual retainer. All of these fees are paid in the form of Class A common stock at the end of each calendar year, discounted in accordance with our stock compensation program for the applicable calendar year. In addition, directors who are not officers or employees of our company are entitled to receive annually options to purchase 5,000 shares of Class A common stock and 1,500 shares of restricted stock. The options are granted on the date of our annual meeting of shareholders at the fair market value of the underlying shares on that date and are to vest annually in three equal installments. Restricted stock is also granted on the date of our annual meeting of shareholders and will vest at the conclusion of each director’s three year term. Directors who are not officers or employees of our company are also eligible to participate in our health insurance program by paying premiums equal to the “COBRA” rate charged to former employees of the company.